AMENDED AND RESTATED
INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective as of March 24, 2025, is by and among Vident Asset Management (the “Sub-Adviser”), Ultimus Managers Trust (the “Trust”), on behalf of each series of the Trust set forth on Exhibit A attached hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”), and Westwood Management Corp. (the “Adviser”).

WHEREAS, the Trust was organized on March 6, 2012, as an Ohio business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Funds are series of the Trust; and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to the Funds with regard to the Funds’ investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Advisory Agreement dated as of March 1, 2024 and amended and restated on January 28, 2025 (the “Advisory Agreement”); and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act, and the Funds’ shareholders to the extent required under applicable law and regulation have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Trust, on behalf of the Funds, pursuant to this Agreement and as described in the Registration Statement, and the Sub-Adviser is willing to perform such services for the Funds; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, Sub-Adviser and Adviser now wish to amend and restate the Agreement hereby.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Trust and the Sub-Adviser as follows:

1.	Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to perform advisory services for the Funds for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
2.	Duties of the Adviser.
(a)	The Adviser shall continue to have responsibility for all services to be provided to the Funds as defined in the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the assets of the Funds, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Registration Statement of the Funds, the written instructions and directions of the Board, the requirements of the 1940 Act, the U.S. Internal
1

Revenue Code of 1986, as amended (the “Code”), and all other applicable federal laws and regulations, as each is amended from time to time.

(b)	The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
1)	The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);
2)	Amended and Restated By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);
3)	Registration Statement of the Funds, as amended from time to time;
4)	Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;
5)	Resolutions and policies and procedures adopted by the Board with respect to the assets of the Funds to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;
6)	A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
7)	The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.

The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or a Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s Registration Statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements and the information is used (i) as required by applicable law, rule or regulation, in the Registration Statement of the Funds or in Fund shareholder reports or proxy statements; or (ii) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

3.	Investment Advisory Duties of the Sub-Adviser. Subject to the supervision of the Trustees and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below: (a) provide a program of continuous investment management for the Funds; (b) make
2

investment decisions for the Funds; and (c) place orders to purchase and sell securities for the Funds in accordance with the Funds’ investment objectives, policies and limitations as stated in the Funds’ then-current Prospectuses and Statements of Additional Information as provided to the Sub-Adviser by the Adviser, as they may be amended from time to time; provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, policies and limitations.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(a)	with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the Code, and all other applicable federal and state laws and regulations, and with the Funds’ then-current Prospectuses and Statements of Additional Information and any applicable procedures adopted by the Trustees, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-Adviser by the Adviser;
(b)	use reasonable efforts to manage each Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub-Adviser;
(c)	place orders pursuant to its investment determinations for the Funds, in accordance with applicable policies disclosed in the Funds’ then-current Prospectuses and/or Statements of Additional Information or otherwise established through written guidelines established by the Funds and provided to the Sub-Adviser by the Adviser, including without limitation, under Section 2 hereof;
(d)	furnish to the Trust and the Adviser whatever statistical information the Trust or the Adviser may reasonably request with respect to the Funds’ assets or investments. In addition, the Sub-Adviser will keep the Trust, the Adviser and the Trustees informed of developments that the Sub-Adviser reasonably believes will materially affect the Funds’ portfolio, and shall, on the Sub-Adviser’s own initiative, furnish to the Trust from time to time whatever information the Sub-Adviser believes appropriate for this purpose;
(e)	make available to the Funds’ administrator (the “Administrator”), the Adviser and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Funds as may reasonably be required to assist the Adviser, the Administrator and the Trust in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Trustees, the Administrator, the Adviser and the Trust with such periodic and special reports regarding the Funds as they may reasonably request;
3

(f)	meet periodically with the Adviser and the Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Funds as may reasonably be requested by the Adviser and/or the Trust;
(g)	immediately notify the Adviser, in writing, of the receipt of any notice of a class action proceeding related to the Funds or any other action or proceeding in which the Adviser or the Funds may be entitled to participate as a result of the Funds’ securities holdings. The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any such actions. The Sub-Adviser’s responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Adviser and the Trust in making such filings, which shall include providing any relevant information regarding the Funds’ securities holdings to the Adviser;
(h)	provide assistance to the Adviser (or other designated service provider of the Funds) in determining or confirming, consistent with the procedures and policies stated in the Funds’ valuation procedures and/or Registration Statement, the value of any portfolio security or other asset of the Funds for which the Adviser (or such service provider) seeks assistance from the Sub-Adviser;
(i)	assist the Adviser, the Funds, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Adviser hereunder. Specifically, and without limitation to the foregoing, the Sub-Adviser agrees to provide certifications to the principal executive and financial officers of the Funds that correspond to the drafting and/or filing of the Funds’ Form N-CSRs, N-CENs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Adviser shall reasonably request or as in accordance with procedures adopted by the Trust;
(j)	assist the Funds, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Adviser’s compliance program;
(k)	provide assistance as may be reasonably requested by the Adviser in connection with compliance by the Funds with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder;
4

(l)	immediately notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;
(m)	immediately notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Funds. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;
(n)	use its best judgment and efforts in rendering the advice and services contemplated by this Agreement; and
(o)	not consult with any sub-adviser of a portion of the Funds not managed by the Sub-Adviser, if applicable, or with any sub-adviser to any registered investment company or portfolio or series thereof under common control with the Funds, concerning transactions for the Funds in securities or other assets. Further, where the Sub-Adviser is one of multiple money managers managing the Funds, the Sub-Adviser’s responsibility for providing investment advice is limited to providing investment advice with respect to its discrete portion of each Fund’s portfolio.
4.	Investment Authority. The Sub-Adviser’s investment authority shall include, to the extent permitted under paragraph 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Funds and consistent with the Registration Statement.

The Sub-Adviser may: (i) open and maintain brokerage accounts on behalf of and in the name of the Funds for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”); and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Funds, original and maintenance brokerage deposits and otherwise direct payments

5

of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

5.	Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Trust or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably request concerning the Funds’ investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Funds’ investments.
6.	Representations, Warranties and Covenants of the Trust, Adviser and Sub-Adviser. The Trust represents and warrants to the Sub-Adviser that: (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Funds; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Funds or their property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Funds and when executed and delivered by the Adviser, on behalf of the Funds (and assuming due execution and delivery by the Sub-Adviser), will be the legal, valid and binding obligation of the Funds, enforceable against the Funds in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser represents and warrants to the Sub-Adviser that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

Further, the Adviser represents and warrants that, as applicable,) (a) the Fund is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act (the “CEA”) and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC; (b) the Adviser is not registered with the National Futures Association as a commodity pool operator or commodity trading adviser because it does not engage in any activities requiring such registration; (c) the execution, delivery and performance by the Adviser and the Funds of this Agreement have been duly authorized by all necessary action on the part of the Adviser and the Board (including full authority to bind the Funds to the terms of this Agreement); and (d) the Adviser will promptly notify the Sub-Adviser if any of the above representations in this paragraph are no longer true and accurate.

6

The Sub-Adviser represents and warrants to the Adviser and the Trust that: (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Trust) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment adviser with the SEC; and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

7.	Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Funds with brokers or dealers, the Sub-Adviser will attempt to obtain “best execution” of such orders. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Funds’ or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees from time to time, and if such Trustees reasonably determine that the Funds do not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.

Unless otherwise directed by the Trust or the Adviser in writing, the Sub-Adviser may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Adviser complies with the “best execution” practices described above and applicable law and regulation.

8.	Compensation. For services specified in this Agreement, the Adviser agrees to pay a fee to the Sub-Adviser (the “Fee”) for each Fund’s assets managed by the Sub-Adviser as may be identified by the Adviser from time to time, calculated as set forth in Exhibit A attached hereto and incorporated by reference herein.
7

The Fee shall be computed and accrued daily and paid monthly in arrears within 30 days after the end of each month, based on the average daily net asset value of each Fund as determined according to the manner provided in the then-current Prospectus of the Fund.

The Adviser shall provide to the Sub-Adviser, promptly following request therefor, all information reasonably requested by the Sub-Adviser to support the calculation of the Fee and shall permit the Sub-Adviser or its agents, upon reasonable notice and at reasonable times and at Sub-Adviser’s cost, to inspect the books and records of the Funds pertaining to such calculation.

9.	Expenses. The Sub-Adviser will not be required to pay any expenses of the Funds except as expressly set forth in this Section 9. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 3, and any other expenses incurred by the Sub-Adviser in the performance of its duties hereunder.
10.	Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Funds are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations. Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the Agreement. Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.
11.	Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Funds as provided to the Sub-Adviser in accordance with this Agreement are adhered to, the Funds agree that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Funds with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Funds, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Funds acknowledge that the determination of such economic benefit to the Funds by the Sub-Adviser represents the Sub-Adviser’s
8

evaluation that the Funds may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

12.	Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Adviser, the Funds, or their respective shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Funds.

Neither the Sub-Adviser nor its officers, directors, members, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, the Adviser, the Funds, or their shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust, the Adviser, the Funds, or their respective shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Adviser hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys’ fees and expenses), joint or several, relating to the Trust, the Adviser or the Funds, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, the 1940 Act, the Advisers Act, or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Adviser or the Funds or their shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

13.	Services Not Exclusive. It is expressly understood and agreed that the services to be rendered by the Sub-Adviser to the Funds and Adviser hereunder are limited to those set forth herein and are not to be deemed exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Funds hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Funds, it is understood that in light of its fiduciary duty to the Funds, such transactions will be executed on a basis that is fair and
9

equitable to the Funds. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal. If the Sub-Adviser provides any advice to its clients concerning the shares of the Funds, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Funds. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Funds, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

14.	Materials. Each of the Adviser, the Trust and the Funds shall not make any representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. If the Sub-Adviser has not notified the Adviser and the Trust of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and shall be afforded the opportunity to comment thereon.
15.	Duration and Termination. This Agreement shall continue for an initial two-year term ending March 1, 2026, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by a Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Sub-Adviser; or (c) by the Sub-Adviser at any time without penalty, upon sixty (60) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Adviser or the Trust if the Advisory Agreement terminates with respect to a Fund.

10

16.	Amendments. This Agreement may be amended at any time, but only by the mutual written agreement of the parties.
17.	Proxies. Unless the Trust or Adviser provides written instructions to the contrary, the Sub-Adviser shall, in accordance with its proxy voting policies and procedures, vote proxies received by it with respect to issuers of securities held by the Funds. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Trust upon its request. The Sub-Adviser may delegate proxy voting to a third-party provided, however, that the Sub-Adviser remains liable for the proxy voting.

18.	Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or sent by electronic transmission (via email), at the address or number stated below.

If to the Trust:

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Attn: President

If to the Sub-Adviser:

Amrita Nandakumar, President
Vident Asset Management
1125 Sanctuary Parkway, #515
Alpharetta, GA 30009
Email: anandakumar@videntam.com

If to the Adviser:

Westwood Management Corp.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

19.	Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties, except as necessary for the
11

performance of duties under this Agreement or as required by law, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties.

20.	Miscellaneous.
(a)	Governing Law. This Agreement shall be governed by the laws of the State of Ohio, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
(b)	Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Trust a copy of Part 2 of its Form ADV, as revised. The Adviser and the Trust hereby acknowledge receipt of such copy.
(c)	Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(d)	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(e)	Independent Contractor. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Funds, or the Adviser in any way, or in any way be deemed an agent for the Trust, the Funds, or the Adviser.
(f)	Prior Agreement. This Agreement supersedes any prior agreement or understanding relating to the subject matter hereof among the parties.
(g)	Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by electronic or facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.
(h)	Limited Liability of the Trust. The Sub-Adviser agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and their assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Funds, any other series of the Trust, nor from any Trustee, officer, employee or agent of the Trust.
12

(i)	Use of Name. The Funds may use the Sub-Adviser’s trade name or any name derived from the Sub-Adviser’s trade name only in a manner consistent with the nature of this Agreement and only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Funds shall cease using such trade name of the Sub-Adviser or any other name derived from the Sub-Adviser’s trade name.
13

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

ULTIMUS MANAGERS TRUST, ON BEHALF OF THE Westwood FUNDS LISTED ON EXHIBIT A

By:	/s/ Todd E. Heim
Name:	Todd E. Heim
Title:	President

VIDENT ASSET MANAGEMENT

By:	/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President

WESTWOOD MANAGEMENT CORP.

By:	/s/ William R. Hardcastle, Jr.
Name:	William R. Hardcastle, Jr.
Title:	Senior Vice President

14

EXHIBIT A

Pursuant to Section 8 of the Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered to each Fund, a Fee, computed and accrued daily and paid monthly in arrears at an annual rate of 0.05% of each Fund’s average daily net assets, subject to an annual minimum fee of $35,000 per Fund, for the first six (6) equity funds managed by the Sub-Adviser.

The Sub-Adviser agrees to cap the invoiced amount to the Adviser at $500,000 on the first six (6) equity funds managed by the Sub-Adviser on an annual basis, subject to an annual escalator, defined as the prior year’s cumulative percentage increase of the United States Consumer Price Index - All Urban Consumers, U.S. City Average (not Seasonally-Adjusted, as of the date the first net asset value is calculated for the Westwood LBRTY Global Equity ETF, identified by Series ID CUUR0000SA0), published by the Bureau of Labor Statistics, United States Department of Labor (or its successor index) (the “CPI”) during the period beginning on the date of the prior fee adjustment.

Name of Fund	Fee
Westwood Salient Enhanced Midstream Income ETF	0.05%
Westwood Salient Enhanced Energy Income ETF	0.05%
Westwood LBRTY International Equity ETF	0.05%
Westwood LBRTY Global Equity ETF	0.05%
Westwood LBRTY Emerging Markets Equity ETF	0.05%

15